EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1991 Stock Option Plan (Amended and Restated Effective March 8, 2004) of BioCryst Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated January 23, 2004, except for Note 10, as to which the date is February 18, 2004, with respect to the financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Birmingham, Alabama
November 8, 2004